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                                                                    EXHIBIT 99.1

Tuesday April 30, 2002, 12:22 p.m. Eastern Time

Press Release

Source:  Great Lakes Aviation, Ltd.

Great Lakes Aviation Reports Potential Nasdaq Delisting

CHEYENNE, Wyo., April 30, 2002-- Great Lakes Aviation, Ltd. (Nasdaq: GLUX - news) today announced that it has received a letter from Nasdaq to the effect that the company is not in compliance with the requirements for continued listing on the Nasdaq SmallCap Market. Financial information contained in the company's Form 10-K for the period ended December 31, 2001, indicate that it is not in compliance with the required minimum of $2 million in net tangible assets, $2.5 million in stockholders' equity or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The company has been given until May 7, 2002, to submit a specific plan to achieve and sustain compliance with all the Nasdaq SmallCap Market listing requirements. The company was previously advised by Nasdaq of noncompliance due to the bid price of its common stock being below $1.00, as required for continued listing, and was given until August 13, 2002, to achieve compliance with this Nasdaq SmallCap Market continued listing requirement. If the company's stock does not satisfy all the continued listing requirements, the company expects that it will receive a letter that its stock will be delisted. The company has the right to appeal this determination.

The company is currently negotiating with its major creditor to convert a portion of its debt into equity and restructure the balance of its obligations. If these negotiations are successful in the near term, the company believes that it would be in compliance with Nasdaq's financial requirements. The company further believes that its improving financial performance may result in it being able to meet the Nasdaq minimum bid price requirements.

The foregoing release contains forward-looking terminology which is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risk and uncertainties that could cause actual results to differ materially from those projected. Potential purchaser's of the company's securities are cautioned not to place undue reliance on such forward-looking statements which are qualified in their entirety by the cautions and risks filed by the company with the Securities and Exchange Commission.

Additional company information is available on its web site which may be accessed at www.greatlakesav.com.
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For further information please contact Douglas G. Voss, President, Great Lakes
Aviation, Ltd. at (307) 432-7000.